EXHIBIT 99.1

News Release

Contact:	Investor Relations
Phone:	(713) 324-4755
Address:

xjtinvestor@expressjet.com

EXPRESSJET REPORTS MAY 2004 PERFORMANCE

            HOUSTON, June 1, 2004 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in May 2004 for its Continental Express operating fleet.

            During the month, ExpressJet flew 619.7 million revenue passenger miles (RPMs), up 27.4 percent versus May 2003, and increased available seat miles (ASMs) by 24.1 percent compared with May 2003.  ExpressJet's May load factor was 71.8 percent, a 1.8 point improvement over May 2003.  The company flew 60,830 block hours, compared with 48,733 block hours in May 2003, and operated 33,635 departures, versus 29,928 departures in May 2003.

            Also in May, ExpressJet accomplished a 99.8 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 97.4 percent.  In May 2003, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 99.8 percent.

            During the month, ExpressJet accepted delivery of two 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 233 jets.  The company announced new service to Boise, Idaho, beginning July 1, from Houston’s George Bush Intercontinental Airport.

            ExpressJet Airlines, Inc. operates as Continental Express, the regional jet provider for Continental Airlines.  With service to approximately 131 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.  ExpressJet Airlines employs approximately 6,200 people and is owned by ExpressJet Holdings, Inc.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS MAY 2004 PERFORMANCE/Page 2

May	2004		2003		Change

Revenue Passenger Miles (000)	619,676		486,356		27.4	Percent

Available Seat Miles (000)	862,878		695,246		24.1	Percent

Passenger Load Factor	71.8	Percent	70.0	Percent	1.8	Points

Block Hours	60,830		48,733		24.8	Percent

Departures	33,635		29,928		12.4	Percent

YEAR-TO-DATE	2004		2003		Change

Revenue Passenger Miles (000)	2,767,568		1,995,252		38.7	Percent

Available Seat Miles (000)	4,120,981		3,106,359		32.7	Percent

Passenger Load Factor	67.2	Percent	64.2	Percent	3.0	Points

Block Hours	290,068		222,400		30.4	Percent

Departures	162,572		137,608		18.1	Percent

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